Exhibit 99.1

News Release
Media contact:
Felicia Browder, 678 579 3111 felicia.browder@mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Steve Himes, 678 579 3655
steve.himes@mirant.com

Stockholder inquiries:
678 579 7777

May 8, 2008

Mirant Reports Results for First Quarter

•	A net loss from continuing operations of $154 million compared to a net loss from continuing operations of $133 million for the first quarter of 2007

•	Adjusted EBITDA from continuing operations of $211 million compared to adjusted EBITDA from continuing operations of $221 million for the first quarter of 2007

•	Completed purchases of $1.883 billion of stock through May 2, 2008, reducing basic shares outstanding to approximately 207 million shares

•	Lowered 2008 adjusted EBITDA guidance from $925 million to $861 million and raised 2009 adjusted EBITDA guidance from $1.011 billion to $1.062 billion

ATLANTA – Mirant Corporation (NYSE: MIR) today reported a net loss from continuing operations of $154 million for the first quarter of 2008, compared to a net loss from continuing operations of $133 million for the same period in 2007. Per share results from continuing operations for the first quarter of 2008 were a loss of $0.71 per share, compared to a loss of $0.52 per share for the same period in 2007.

Net Loss to Adjusted Net Income and Adjusted EBITDA

	Quarter Ending		Quarter Ending
	March 31, 2008		March 31, 2007
(in millions except per share)		Per Share [1]		Per Share [1]
Net loss	$(152)	$(0.70)	$(52)	$(0.20)
Income from discontinued operations	2	$0.01	81	0.32

Loss from continuing operations	(154)	(0.71)	(133)	(0.52)
Unrealized losses	303	1.40	305	1.19
Postretirement benefit curtailment	—	—	(32)	(0.13)
Benefit for income taxes (valuation allowance adjustment)	—	—	(27)	(0.10)
Other	9	0.04	16	0.06
Adjustment to GAAP EPS for dilution		(0.07)		(0.04)

Adjusted net income	$158	$0.66	$129	$0.46

Provision for income taxes	—		12
Interest, net	20		48
Depreciation and amortization	33		32

Adjusted EBITDA	$211		$221

1 Per share amounts for 2008 and 2007 are based on basic weighted average shares outstanding of 216 million and 256 million, respectively, for all amounts except adjusted net income which is based on diluted weighted average shares outstanding of 238 million and 278 million, respectively.

Mirant reported adjusted net income from continuing operations of $158 million for the first quarter of 2008, or diluted earnings per share of $0.66, compared to adjusted net income from continuing operations of $129 million for the same period in 2007, or diluted earnings per share of $0.46. The quarter over quarter increase resulted principally from lower net interest and operating expenses, partially offset by lower realized gross margin.

Adjusted EBITDA from continuing operations for the first quarter of 2008 was $211 million, compared to $221 million for the first quarter of 2007. The quarter over quarter decrease was a result of lower incremental realized value from hedging and lower energy gross margin from lower generation volumes in the Northeast and increased fuel costs, substantially offset by higher capacity revenues.

Net cash provided by operating activities of continuing operations during the first quarter of 2008 was $249 million compared to $194 million during the first quarter of 2007.

As of March 31, 2008, the company had cash and cash equivalents of $4.517 billion and total outstanding debt of $2.932 billion. As of March 31, 2008, $613 million in cash and cash equivalents was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant.

Return of Cash to Stockholders

Mirant previously announced it will return a total of $4.6 billion in excess cash to stockholders. The program consists of an accelerated share repurchase for $1 billion plus open market purchases of $3.6 billion. “We have made good progress on our previously announced share repurchase program and through May 2, 2008, Mirant has purchased $1.883 billion of stock, reducing basic shares outstanding to approximately 207 million,” said Edward R. Muller, chairman and chief executive officer. “We think open market purchases are an efficient method to return the remaining $2.717 billion to stockholders, but as we go forward we will continue to evaluate the efficiencies of all methods for returning the cash to stockholders.”

Guidance

Mirant today lowered its 2008 adjusted EBITDA guidance from $925 million to $861 million and raised its 2009 adjusted EBITDA guidance from $1.011 billion to $1.062 billion.

Earnings Call

Mirant is hosting an earnings call today to discuss its financial results for the first quarter of 2008 and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m., New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 888 656 7419 (International 913 312 1473) and entering pass code 5545702.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 5545702.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,097 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Net Loss to Adjusted Net Income and Adjusted EBITDA

	Quarter Ending		Quarter Ending
	March 31, 2008		March 31, 2007
(in millions except per share)		Per Share [1]		Per Share [1]
Net loss	$(152)	$(0.70)	$(52)	$(0.20)
Income from discontinued operations	2	$0.01	81	0.32

Loss from continuing operations	(154)	(0.71)	(133)	(0.52)
Unrealized losses	303	1.40	305	1.19
Gain on sales of assets (excluding emissions allowances), net	—	—	(2)	(0.01)
Bankruptcy charges and legal contingencies	1	—	10	0.04
Severance and bonus plan for dispositions	6	0.03	8	0.03
Lovett shut down costs	2	0.01	—	—
Postretirement benefit curtailment	—	—	(32)	(0.13)
Benefit for income taxes (valuation allowance adjustment)	—	—	(27)	(0.10)
Adjustment to GAAP EPS for dilution		(0.07)		(0.04)

Adjusted net income	$158	$0.66	$129	$0.46

Provision for income taxes	—		12
Interest, net	20		48
Depreciation and amortization	33		32

Adjusted EBITDA	$211		$221

1 Per share amounts for 2008 and 2007 are based on basic weighted average shares outstanding of 216 million and 256 million, respectively, for all amounts except adjusted net income which is based on diluted weighted average shares outstanding of 238 million and 278 million, respectively.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Current Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2008 and 2009

(in millions)	Year Ending December 31, 2008	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$735	$880
Emission allowance sales proceeds	20	17
Capitalized interest	(48)	(82)

Adjusted cash flow from operations	$707	$815
Interest, net (including amounts capitalized)	173	200
Income taxes paid	9	19
Working capital and other changes	(28)	28

Adjusted EBITDA	$861	$1,062

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA, and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Previous Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2008 and 2009

(in millions)	Year Ending December 31, 2008	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$811	$851
Emission allowance sales proceeds	20	9
Capitalized interest	(57)	(87)

Adjusted cash flow from operations	$774	$773
Interest, net (including amounts capitalized)	162	195
Income taxes paid	14	15
Working capital and other changes	(25)	28

Adjusted EBITDA	$925	$1,011

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA, and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets; changes in the credit standards of market participants or the extent and timing of the entry of additional competition in Mirant’s markets or those of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions in fuel oil or other commodities; deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments; legal and political challenges to the rules used to calculate capacity payments in the markets in which we operate; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to it; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; Mirant’s ability to obtain adequate supply and delivery of fuel for its facilities; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; war, terrorist activities or the occurrence of a catastrophic loss; Mirant’s consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and the disposition of the pending litigation described in Mirant’s Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.